As filed with the Securities and Exchange Commission on January 12, 2010 Registration Statement No. 333-163223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO.2 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________

G. WILLI-FOOD INTERNATIONAL LTD.
(Translation of Registrant’s name into English)

Israel
(State or Other Jurisdiction of Incorporation or Organization)

5141
(Primary Standard Industrial Classification Code Number)

N/A
(I.R.S. Employer Identification Number)

4 Nahal Harif St.
Northern Industrial Zone
Yavne 81224 Israel
+ 972 (8) 932-1000
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Office)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
_______________________________

Copies to:
Erick Richardson, Esq.	Gregory Sichenzia, Esq.
Richardson & Patel LLP	Thomas A. Rose, Esq.
10900 Wilshire Boulevard, Suite 500	Sichenzia Ross Friedman Ference LLP
Los Angeles, California 90211	61 Broadway, 32nd Floor New York, NY 10006

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. □
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. □

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  □

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  □

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Ordinary Shares, NIS 0.10 par value	$23,000,000	$1,640

(1)
Includes all ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public.

(2)	Includes shares to be sold upon exercise of the underwriter’s over-allotment option. See "Underwriting."

(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 is being filed for the sole purpose of filing additional exhibits.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Exemption of Office Holders under the Israeli Companies Law

The Israeli Companies Law of 1999, or the Companies Law, provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so.  Our Articles of Association allow us to do so.

The Companies Law was amended to permit indemnification of reasonable litigation expenses as well, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent.

The amendment to the Companies Law also provides that an undertaking by a company to indemnify an office holder must be limited to events which its board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to a sum or criterion that the board of directors determines to be reasonable under the circumstances, and the undertaking must delineate those events and such sum or criterion which the board determined to be reasonable.  This amendment to the Companies Law imposes these conditions only on undertakings to indemnify an office holder for financial liabilities imposed by judgments but not for litigation expenses.

The Companies Law provides that a company may not indemnify an office holder for, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was done intentionally or recklessly; excluding mere negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder as a result of a criminal offense.

Required Approvals

In addition, pursuant to the Companies Law, indemnification of and procurement of insurance coverage for our office holders must be approved by its audit committee and board of directors and, for indemnification and insurance for directors, also by its shareholders.

Insurance and Indemnification of Directors and Officers under our Articles of Association

On May 4, 2005, the Audit Committee of the Board of Directors and the Board of Directors approved and on July 20, 2005 the General Meeting of shareholders approved, the complete restatement of our Articles of Association in order to conform our Articles of Association to the revised provisions of the Israeli Companies Law.  Subject to the provisions of the Israeli Companies Law, under our amended Articles of Association, the Company is permitted to exempt in advance any director or officer from any liability to the Company attributed to damage or loss caused by breach of the director’s or officer’s duty of care owed to the Company, except for such breach of duty of care in distribution (as defined by the Companies Law).  Subject to the provisions of the Companies Law, the Company may procure directors’ and officer’s liability insurance for the following:

•	breach of duty of care by any director or officer owed to the Company or any other person;

•
breach of fiduciary duty by any director or officer owed to the Company, provided that such director or officer acted in good faith and had a reasonable basis to assume that the action would not harm the interests of the Company; or

•	a monetary liability imposed on the director or officer in favor of a third party due to activities carried out in his capacity as a director or officer of the Company.

Subject to the provisions of the Companies Law, the Company may undertake retroactively to indemnify a director or company officer in respect of a liability or expense imposed on him or incurred by him as a result of an act carried out in his capacity as a director of officer of the company.  Such indemnity may be issued in respect of a liability or expense as follows:

•	a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise of a judgment of an arbitrator approved by a court;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings in an offense not requiring proof of criminal intent; or

•
reasonable litigation expenses, including attorneys’ fees, incurred by the director or officer charged to him by the court, in a proceeding filed against him by or on behalf of the Company or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of criminal intent.

Subject to the provisions of the Companies Law, the Company may undertake in advance to indemnify a director or officer in respect of a liability or expense imposed on him as a result of an act carried out in his capacity as a director or officer, provided that the undertaking will be limited as follows:

•
a monetary liability imposed on the director or officer in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court.  However, such undertaking will be limited to the kinds of events that in the Board’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount fixed by the Board as reasonable under the circumstances, and that the kinds of events and the amounts will be mentioned in such undertaking in writing;

•
reasonable litigation expenses, including attorney’s fees incurred by the director or officer due to an inquiry he was under or a proceeding filed against him by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings, in an offense not requiring proof of criminal intent; and

•
reasonable litigation expenses, including attorney’s fees, incurred by the director or officer or charged to him by the court, in a proceeding filed against him by or on behalf of the company or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he was found guilty of an offense not requiring proof of criminal intent.

On May 4, 2005, the Audit Committee of the Board of Directors and the Board of Directors also approved an exemption in advance to any Director or Officer from any liability to the Company attributed to damage or loss caused by breach of the director’s or officer’s duty of care owed to the Company, except for such breach of duty of care in distribution (as such term is defined in the Israeli Companies Law).

Also, the Audit Committee of the Board of Directors and the Board of Directors approved an irrevocable indemnification of the officers by the Company with respect to any liability or expense paid for by the officer or that the officer may be obligated to pay.  On July 20, 2005, the aforementioned exemption and the aforementioned irrevocable indemnification were approved by the shareholders of the Company.

ITEM 7.    ECENT SALE OF UNREGISTERED SECURITIES

On October 5, 2006, we completed a private placement of our ordinary shares pursuant to a Securities Purchase Agreement entered into between us and certain accredited investors on September 20, 2006. Pursuant to the terms of this purchase agreement, these investors purchased from us an aggregate of 1,652,893 ordinary shares at a price of $6.05 per share and warrants to purchase 495,866 ordinary shares with an exercise price of $8.00 per share. The warrants have since expired without exercise.

We issued these ordinary shares and warrants to purchase our ordinary shares in reliance upon an exemption from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended.

 ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form F-1, which Exhibit Index is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  A post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-1.

(5)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(7)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(9)   The undersigned registrant hereby undertakes that:

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yavne, State of Israel, on the 12th day of January 2010.

G. WILLI-FOOD INTERNATIONAL LTD.

By:	/s/ Joseph Williger
Joseph Williger
Chief Executive Officer (principal executive officer)

By:	/s/ Zwi Williger
Zwi Williger
Chief Operating Officer and Chairman

POWER OF ATTORNEY

We, the undersigned directors and/or officers of G. Willi-Food International Ltd. (the “Company”), hereby severally constitute and appoint Joseph Williger and Zwi Williger, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form F-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Williger Joseph Williger	Chief Executive Officer and Director (principal executive officer)	January 12, 2010

/s/ Zwi Williger Zwi Williger	Chief Operating Officer and Chairman	January 12, 2010

/s/ Ety Sabach Ety Sabach	Chief Financial Officer (principal financial and accounting officer)	January 12, 2010

/s/ Rachel Bar-Ilan Rachel Bar-Ilan	Director	January 12, 2010

/s/ Ariel Herzfeld Ariel Herzfeld	Director	January 12, 2010

/s/ Etti Cohen Etti Cohen	Director	January 12, 2010

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of G. Willi-Food International Ltd. has signed this registration statement on the January 12, 2010.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description

†1.1	Memorandum of Association of the Company, as amended (1)

1.2	Articles of Association of the Company, as amended (4)

2.1*	Form of Underwriting Agreement

2.2	Specimen of Certificate for ordinary shares (2)

4.1	Share Option Plan (2)

†4.2	Management Agreement between the Company and Yossi Willi Management Investments Ltd., dated June 1, 1998 (3)

†4.3	Amendment to the Management Agreement between the Company and Yossi Willi Management Investments Ltd., dated August 1, 2005 (4)

†4.4	Management Agreement between the Company and Zwi W. & Co. Ltd., dated June 1, 1998 (3)

†4.5	Amendment to the Management Agreement between the Company and Zwi W. & Co., Ltd., dated August 1, 2005 (4)

†4.6	Lease of Company’s premises with Titanic Food Ltd., dated November 23, 1998 (3)

†4.7	Services Agreement between the Company and Willi Food, dated April 1, 1997 (3)

†4.8	Transfer Agreement between the Company and Gold Frost dated February 16, 2006 (4)

†4.9	Lease agreement for Logistics Center between the Company and Gold Frost dated February 16, 2006 (4)

4.10	Securities Purchase Agreement, dated as of October 25, 2006, among the Company and the investors identified on the signature pages thereto. (5)

4.11	Registration Rights Agreement, dated as of October 25, 2006, among the Company and the investors signatory thereto. (5)

4.12	Asset Purchase Agreement, dated as of January 19, 2007, by and among the Company, WF Kosher Food Distributors, Ltd., Laish Israeli Food Products Ltd. and Arie Steiner.(6)

†4.13	Agreement, dated January 2, 2008, between the Company and Mr. Jacob Ginsberg, Mr. Amiram Guy and Shamir Salads 2006 Ltd. (6)

5.1*
Form of Opinion of M. Firon & Co. (the actual opinion of M. Firon & Co. will be attached with the Registration Statement filed immediately prior to the Company's request for acceleration of effectiveness).

8.1	Subsidiaries of the Company (6)

23.1*	Consent of Israeli counsel (included in Exhibit 5.1)

23.2	Consent of Brightman Almagor Zohar & Co.(7)

24.1	Power of Attorney (included on signature page)

†	English translations from Hebrew original.
(1)	Incorporated by Reference to the Registrant’s Annual Report on Form 20-F for the Fiscal year ended December 31, 1997.
(2)	Incorporated by reference to our Registration Statement on Form F-1, File No. 333-6314.
(3)	Incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2001.
(4)	Incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2005.
(5)	Incorporated by reference to our Registration Statement on Form F-3, File No. 333-138200.
(6)	Incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2007.
(7)	Incorporated by reference to our Amendment No. 1 to Registration Statement on Form F-1, File No. 333-163223.
*	Filed Herewith